Exhibit 10.34

United States

NON-STATUTORY STOCK OPTION AWARD AGREEMENT

Non-transferable

GRANT TO

(“Optionee”)

the right to purchase from Sally Beauty Holdings, Inc. (the “Company”)

shares of its common stock, par value $0.01, at the price of $           per share (the “Option”)

pursuant to and subject to the provisions of the Sally Beauty Holdings, Inc. 2010 Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Option, Optionee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Agreement and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated as provided herein or otherwise in the discretion of the Committee, the Option shall vest (become exercisable) in accordance with the following schedule, provided that Optionee is providing services to the Company on each of the following dates:

Vesting Date	Percent of Option Vested
October 18, 2011	25%
October 18, 2012	50%
October 18, 2013	75%
October 18, 2014	100%

IN WITNESS WHEREOF, Sally Beauty Holdings, Inc., acting by and through its duly authorized officers, has caused this Award Agreement to be duly executed.

SALLY BEAUTY HOLDINGS, INC.

By:	Grant Date: October 19, 2010
Its:

TERMS AND CONDITIONS

1. Vesting of Option. The Option shall vest (become exercisable) in accordance with the schedule shown on the cover page of this Award Agreement. Notwithstanding the vesting schedule, (i) upon the occurrence of a Change in Control, unless the Committee otherwise determines as provided in Section 9.2 of the Plan, the Option shall become fully vested and exercisable, and (ii) upon Optionee’s termination of service as a result of Optionee’s death or Disability, that portion of the Option that would have become vested and exercisable on the next vesting date following the effective date of Optionee’s termination of service shall become vested.

2. Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Central Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) two (2) months after the termination of Optionee’s service with the Company for any reason other than (i) by the Company for Cause or, if Optionee’s employment is subject to the terms of a then-effective written employment agreement between Optionee and the Company or an Affiliate,  by Optionee without compliance with, or without “good reason” or words of similar import under, the terms of his or her employment agreement, if any, or (ii) by reason of Optionee’s death, Disability or Retirement;

(b) twelve (12) months after the date of the termination of Optionee’s service with the Company by reason of his or her Retirement, if Optionee does not agree to be bound by Restrictive Covenants (as defined in Section 3 herein);

(c) thirty-six (36) months after the date of the termination of Optionee’s service with the Company by reason of his or her Retirement, if Optionee agrees to be bound by Restrictive Covenants;

(d) twelve (12) months after the date of the termination of Optionee’s service with the Company by reason of his or her Disability;

(e) twelve (12) months after Optionee’s death, if Optionee dies while providing services to the Company, or during the two-month period described in subsection (a) above or during the 12-month period described in subsections (b) or (d) above or during the 36-month period described in subsection (c) above, and before the Option otherwise expires (upon Optionee’s death, the Option may be exercised by Optionee’s estate or other beneficiary designated pursuant to the Plan); or

(f) immediately upon the termination of Optionee’s service with the Company if such termination is (i) by the Company for Cause, or (ii) if Optionee’s employment is subject to the terms of a then-effective written employment agreement between Optionee and the Company or an Affiliate, by Optionee without compliance with, or without “good reason” or words of similar import under, the terms of such employment agreement.

The Committee may, prior to the lapse of the Option under the circumstances described in subsections (a), (b), (c), (d) or (f) above, extend the time to exercise the Option as determined by the Committee in writing, but in no event may the Option be extended beyond the Expiration Date. If Optionee returns to service with the Company during the designated post-termination exercise period, then Optionee shall be restored to the status Optionee held prior to such termination. If Optionee or his or her beneficiary exercises an Option after termination of service, the Option may be exercised only with respect to the portion of the Option that was otherwise vested on Optionee’s termination of service, including any portion of the Option vested by acceleration under Section 1.

3. Retirement. If Optionee’s service with the Company is terminated as a result of his or her Retirement and Optionee agrees to be bound by certain restrictive covenants (including non-competition, non-solicitation, non-disclosure and non-disparagement covenants as determined in the sole discretion of the Company) (“Restrictive Covenants”), for the three-year period following his or her Retirement, then Optionee will continue to vest in the portion of the Option that was not vested and exercisable as of the date of Optionee’s Retirement for the three-year period following Optionee’s Retirement as if Optionee’s service had not terminated, unless Optionee violates the any of the Restrictive Covenants.  If, in the sole discretion of the Committee, Optionee violates one of the Restrictive Covenants during the three-year period following Optionee’s Retirement, then all Options, whether or not vested, shall be immediately forfeited and cancelled as of the date of such violation.  If Optionee’s service with the Company is terminated as a result of his or her Retirement and Optionee does not agree to be bound by Restrictive Covenants, then the Option shall be exercisable only with respect to the portion of the Option that was otherwise vested on Optionee’s termination of service.

4. Exercise of Option. The Option shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee in the form attached hereto as Exhibit A hereto, or such other form approved by the Company (the “Exercise Notice”) and (b) payment to the Company in full for the shares of Common Stock subject to such exercise. If the person exercising an Option is not Optionee, such person shall also deliver with the Exercise Notice appropriate proof of his or her right to exercise the Option. Payment for such shares of Common Stock shall be (a) in cash, (b) by delivery (actual or by attestation) of shares of Common Stock previously-acquired by the purchaser, (c) at the election of the Company, by withholding of shares of Common Stock from the Option, or (d) any combination thereof, for the number of shares of Common Stock specified in the Exercise Notice.  Shares of Common Stock surrendered or withheld for this purpose shall be valued at the Fair Market Value on the date of exercise. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the shares of Common Stock on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price.  To the extent that the Option is outstanding and exercisable on the Expiration Date, and if the exercise price is less than the Fair Market Value of the Common Stock on the Expiration Date, the Option will be automatically exercised on the Expiration Date by withholding of shares of Common Stock from the Option sufficient to cover the exercise price and the minimum require tax withholding.

5. Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option. The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the Option shares of Common Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

6. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Option is not assignable or transferable by Optionee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code as if such section applied to the Option, but the Committee may (but need not) permit other transfers. The Option may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

7. Restrictions on Issuance of Shares of Common Stock. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the shares of Common Stock covered by the Option upon any securities exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Agreement and this Award Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall be controlling and determinative.

9. Limitation of Rights. The Option does not confer to Optionee or Optionee’s beneficiary any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to such person in connection with the exercise of the Option.  Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue providing services to the Company or any Affiliate.

10. Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the Plan.

11. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, TX 76210, Attn: Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.

12. Compensation Recoupment Policy. This Award Agreement shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable.

STOCK OPTION EXERCISE NOTICE

This Stock Option Exercise Notice (“Exercise Notice”) is made this        day of                   , 20     between Sally Beauty Holdings, Inc. (the “Company”), and the optionee named below (the “Optionee”) pursuant to the Sally Beauty Holdings 2010 Omnibus Incentive Plan (the “Plan”).  Unless otherwise defined herein, the capitalized terms used in this Exercise Notice shall have the meaning ascribed to them in the Plan and in the Non-Statutory Stock Option Award Agreement (“Option Agreement”) to which this Exercise Notice relates.

Award Number:
Optionee:
Number of Shares Purchased:
Option Exercise Price Per Share:
Aggregate Purchase Price:
Grant Date:
Vesting Commencement Date:
Type of Stock Option:	Non-Statutory Stock Option

The Optionee hereby delivers to the Company the Aggregate Purchase Price set forth above (“Aggregate Purchase Price”) as indicated below (as applicable, check and complete):

☐                                    Cash Exercise: by delivering a check to the Company for $               , which is the full Aggregate Purchase Price.

☐                                    Broker-Assisted Cashless Exercise: by delivering the Aggregate Purchase Price and the required tax withholding amount from                                          , a broker, dealer or other “creditor” as defined by Regulation T issued by the Board of Governors of the Federal Reserve System.

☐                                    IF PERMITTED BY THE COMPANY: By having the Company withhold shares of Common Stock from the Option having a Fair Market Value on the exercise date equal to the Aggregate Purchase Price.

☐                                    IF PERMITTED BY THE COMPANY: Other exercise method as permitted by the Plan.

On or before the exercise date, the Optionee will satisfy his or her tax withholding obligations in the form specified below (check one):

☐                                    Cash: by delivering a check to the Company for the full tax withholding amount, as indicated by the Company.

☐                                    Broker-Assisted Cashless Exercise:  The Optionee elected under the paragraph above to pay the Aggregate Purchase Price of the Option and the required tax withholding amount in a broker-assisted cashless exercise.

☐                                    IF PERMITTED BY THE COMPANY: By having the Company withhold shares of Common Stock from the Option having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes.

☐                                    IF PERMITTED BY THE COMPANY: Other method as permitted by the Plan.

The Company and the Optionee (the “Parties”) hereby agree as follows:

1.  Purchase of Shares.  On this date and subject to the terms and conditions of this Exercise Notice, the Optionee hereby exercises the Option granted in the Option Agreement between the Parties, dated as of the Grant Date set forth above, with respect to the Number of Shares Purchased set forth above of the Common Stock (the “Shares”) at the Aggregate Purchase Price equal to the Option Exercise Price Per Share set forth above multiplied by the Number of Shares Purchased set forth above.  The term “Shares” refers to the Shares purchased under this Exercise Notice and includes all securities received (a) in replacement of the Shares, and (b) as a result of stock dividends or stock splits in respect of the Shares.

2.  Representations of the Optionee.  The Optionee represents and warrants to the Company that the Optionee has received, read and understood the Plan, the Option Agreement and this Exercise Notice and agrees to abide by and be bound by their terms and conditions.

3.  Rights as Stockholder.  Until Optionee receives evidence of the issuance of the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option.  To the extent the Optionee exercises the Option pursuant to the execution and delivery of this Exercise Notice, the Company shall issue to Optionee the shares of Common Stock covered by this Exercise Notice.  Evidence of the issuance of the shares of Common Stock purchased pursuant to the exercise of the Option may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of the Optionee or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Optionee receives evidence of the issuance of the Shares.

In the event the shares of Common Stock issued pursuant to the exercise of this Option remain subject to any additional restrictions, the Company and its authorized representatives shall take such actions as the Company, or its authorized representative, deems appropriate to ensure that the Optionee is prohibited from entering into any transaction which would violate any such restrictions, until such restrictions lapse.

4.  Tax Withholding Obligations.  The Optionee agrees to satisfy all applicable federal, state, local income, employment and other tax withholding obligations and herewith delivers to the Company the amount necessary, or has made arrangements acceptable to the Company, to satisfy such obligations as provided in the Plan and the Option Agreement.

5.  Tax Consequences.  The Optionee understands that he or she may suffer adverse tax consequences as a result of the Optionee’s purchase or disposition of the Shares.  The Optionee represents that the Optionee has consulted with any tax consultant(s) he or she deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

6.  Successors and Assigns.  The Company may assign any of its rights under this Exercise Notice, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon the Optionee and his or her heirs, executors, administrators, successors and permitted assigns.

7.  Interpretive Matters.  Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa.  The term “include” or “including” does not denote or imply any limitation.  The captions and headings used in this Exercise Notice are inserted for convenience and shall not be deemed a part of this Exercise Notice for construction or interpretation.

8.  Entire Agreement; Governing Law.  This Exercise Notice, with the Plan and the Option Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Parties.  Nothing in this Exercise Notice or in the Plan or the Option Agreement (except as expressly provided herein or therein) is intended to confer any rights or remedies on any person other than the Parties.  This Exercise Notice (like the Plan and the Option Agreement) is to be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the Parties.  Should any provision of the Plan, the Option Agreement, or this Exercise Notice be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law, and the other provisions shall nevertheless remain effective and shall remain enforceable.

9.  Notice.  Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to the other Party at its address as shown beneath its signature in the Option Agreement, or to such other address as such Party may designate in writing from time to time by notice to the other Party in accordance with this Section 9.

10.  Further Instruments.  Each Party agrees to execute such further instruments and to take such further action as may be necessary or reasonably appropriate to carry out the purposes and intent of this Exercise Notice.

Submitted by:	Accepted by:

OPTIONEE:	SALLY BEAUTY HOLDINGS, INC.

(Print Name)
By:

(Signature)	Its:

Dated:	Dated: